Exhibit 99.1

Citadel Broadcasting Announces Proposed Offering of

$500,000,000 of Senior Notes

Las Vegas, Nevada, November 24, 2010 - Citadel Broadcasting Corporation (“Citadel”) announced today that it intends to commence an offering (the “Offering”) of $500 million in aggregate principal amount of senior notes due 2018 (the “Notes”). The Notes will be senior unsecured obligations of Citadel and will be guaranteed by certain of Citadel’s existing and future wholly-owned U.S. subsidiaries.

Citadel expects that the proceeds from the Offering will be used to pay down debt under Citadel’s current credit facility. Concurrently with the Offering, Citadel intends to enter into a new credit facility.

The Notes and the related guarantees will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This notice is issued pursuant to Rule 135c of the Securities Act, and does not constitute an offer to sell the Notes, nor a solicitation for an offer to purchase the Notes.

Forward-Looking Statements

This press release, as well as other statements made by Citadel may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that reflect, when made, Citadel’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to Citadel’s operations and business environment, which may cause the actual results of Citadel to be materially different from any future results, express or implied, by such forward-looking statements. These risks and uncertainties include, but are not limited to, (i) our ability to consummate the notes offering and enter into the credit facility on terms satisfactory to us or at all; (ii) our ability to satisfy the respective closing conditions for the notes offering and the credit facility; (iii) general economic or business conditions affecting the radio broadcasting industry being less favorable than expected; (iv) changes in the financial markets; (v) fluctuations in interest rates; and (vi) those matters discussed under the captions “Forward-Looking Statements” and “Risk Factors” in Citadel Broadcasting Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the third quarter of 2010, filed with the SEC on November 15, 2010.

Contact

Patricia Stratford

Citadel Broadcasting Corporation

(212) 887-1670